Exhibit 28(h)9 under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

Agreement for Administrative Services

EXHIBIT 1

This contract is for federated funds only.

(revised as of 11/18/11)

CONTRACT

DATE INVESTMENT COMPANY

11/1/03 Federated Index Trust

11/1/03 Federated Max Cap Index Fund

11/1/03 Class C Shares

11/1/03 Class R Shares

11/1/03 Institutional Shares

11/1/03 Service Shares

11/1/03 Federated Mid Cap Index Fund

12/1/11 Institutional Shares

12/31/09 Service Shares